UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2016

Aspen Aerogels, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36481	04-3559972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Forbes Road, Building B, Northborough, Massachusetts	01532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 691-1111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 15, 2016, P. Ramsay Battin, a member of the Board of Directors (the “Board”) of Aspen Aerogels, Inc. (the “Company”), notified the Company that he would voluntarily resign from the Board and delivered his resignation notice effective June 15, 2016. There were no disagreements between Mr. Battin and the Company or any officer or director of the Company which led to the resignation. At the same time as Mr. Battin resigned from the Board, he also resigned as a member of the Compensation and Leadership Committee of the Board (the “Compensation Committee”). The Board appointed Craig A. Huff to the Compensation Committee effective June 15, 2016.

(d) On June 15, 2016, the Board appointed Rebecca Blalock to join the Board, effective as of June 15, 2016, as a Class I director until the 2018 annual meeting of the Company’s stockholders and until her successor is duly elected and qualified, or until her earlier resignation, retirement, removal or death, to fill the vacancy created by the resignation of Mr. Battin. The Board also appointed Ms. Blalock to replace Steven R. Mitchell on the Audit Committee.

There are no arrangements or understandings between the Company and any other person pursuant to which Ms. Blalock was selected as a director, nor are there any transactions between Ms. Blalock and the Company in which she has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Securities and Exchange Commission.

Rebecca Blalock, age 60, is a partner at Advisory Capital LLC, which provides strategic consulting in the areas of energy and information technology. She has served in that role since October 2011. From October 2002 to October 2011, Ms. Blalock was Senior Vice President and Chief Information Officer of Southern Company, a Fortune 500 energy company. From 1979 to October 2002, Ms. Blalock served in various positions at Georgia Power and Southern Company Services, which are subsidiaries of Southern Company. Ms. Blalock’s management experience during her tenure at Georgia Power included serving as Vice President of Community and Economic Development from January 2000 to October 2002 and Director, Corporate Communication from February 1996 to February 2000. Ms. Blalock currently serves on the Board of Directors of The Electric Power Research Institute as a member of its audit and executive committees. She also serves on the Advisory Boards of Catavolt, Gigabark and Sol America. Ms. Blalock is also a Trustee of the Woodruff Arts Foundation and serves on the Board of Councilors of The Carter Center and the Board of Directors of the Atlanta Community Foundation. Ms. Blalock holds a BBA in Marketing from the State University of West Georgia, an MBA in Finance from Mercer University and completed the Program for Management Development (PMD) at Harvard Business School. The Board has concluded that Ms. Blalock possesses specific attributes that qualify her to serve as a member of the Board, including the strategic insight, expertise and experience she has developed in senior executive management at a Fortune 500 company in the energy industry, particularly with information technology, as well as her experience with the business environment in Georgia.

In consideration for her Board and Audit Committee service and pursuant to the Company’s Non-Employee Director Compensation Policy, Ms. Blalock will receive (i) cash fees of $35,000 per year for her service on the Board and $7,500 per year for her service on the Audit Committee, and (ii) restricted shares of the Company’s common stock and an option to purchase shares of common stock equal in value in the aggregate to $85,000. These equity grants will be made on the same terms and the same date as the annual equity grants made to the Company’s other non-employee directors.

Item 5.07	Submission of Matters to a Vote of Stockholders

(a) On June 15, 2016, the Company held its 2016 annual meeting of stockholders (the “Annual Meeting”). Of the 23,233,762 shares of common stock issued and outstanding and eligible to vote as of the record date of April 20, 2016, a quorum of 20,606,779 shares, or 88.69% of the eligible shares, was present in person or represented by proxy.

(b) The following actions were taken at the Annual Meeting:

1.	The following nominees were reelected to serve on the Company’s Board of Directors as Class II Directors until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, based on the following votes:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Craig A. Huff	18,314,343	253,260	2,039,176
Mark L. Noetzel	18,313,666	253,937	2,039,176
William P. Noglows	18,314,552	253,051	2,039,176

2.	The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was ratified , based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
20,492,605	2,602	111,572	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspen Aerogels, Inc.

Date: June 17, 2016	By:	/s/ John F. Fairbanks
	Name:	John F. Fairbanks
	Title:	Vice President, Chief Financial Officer and Treasurer